CERTIFICATE OF CHANGE OF THE ARTICLES OF INCORPORATION OF
          STRUTHERS, INC. (the "Corporation") (PURSUANT TO NRS 78.209)

The undersigned, being respectively the President and Secretary of the Corporation, do hereby certify:

1. The original articles were filed with the Office of the Secretary of State on October 10, 1995.

2. That the Board of Directors of the Corporation at a meeting duly held on the 5th day of November, 2001 adopted a resolution to change the number of shares of Common Stock by increasing the number of authorized shares of Common Stock, par value $.001, by Five Hundred Million (500,000,000) shares.

3. The total current number of shares of all classes of stock which the Corporation has authority to issue is Nine Hundred Six Million Five Hundred Twenty Thousand (906,520,000) consisting of:

     (A) Nine Hundred Million (900,000,000) shares of common stock, par value $.001 (the "Common Stock");

     (B) Six Million Five Hundred Twenty Thousand (6,520,000) shares of Preferred Stock, par value $.001 ("Preferred Stock"), One Million Five Hundred Thousand (1,500,000) of which are designated as "Class A Convertible Preferred Stock" ("Class A Stock"); Five Million (5,000,000) of which are designated as "Class B Convertible Preferred Stock" ("Class B Stock"); Ten Thousand (10,000) of which are designated as "Class C Preferred Stock" ("Class C Stock") and Ten Thousand (10,000) of which are designated as "Class D Preferred Stock" ("Class D Stock").

4. (A) After the change, the number of authorized shares of Common Stock shall be One Billion Four Hundred Million (1,400,000,000) shares of Common Stock ,$.001 par value.

     (B)  There shall be no change in the number of Preferred Shares authorized.

     (C) No shares shall be issued in exchange for any issued shares of the same class or series.

     (D) No provision was made for the issuance of fractional shares nor for the payment of money to or the issuance of script to shareholders.

     (E) The proposed increase of common shares does not alter or change any preference or any relative or other right given to any other class or series of outstanding shares.

     (F)  The foregoing changes do not require the approval of stockholders.


                                                       FILED # C17559-95
                                                           DEC 07 2001
                                                        IN THE OFFICE OF
                                                          Dean Heller
                                                 DEAN HELLER, SECRETARY OF STATE



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5.   This change shall be effective on the filing of this Certificate.




/S/ MARIANO RAIGO                                   /S/ DENNIS D. GOURLEY
----------------------------                        ------------------------
Mariano Raigo, President                            Dennis D. Gourley, Secretary








STATE OF IOWA                                       )
                                                    )SS.:
COUNTY OF ALLAMAKEE                                 )

           On the day of November, 2001, before me personally appeared Mariano Raigo and Dennis D. Gourley, each of whom acknowledged to me that he executed the above instrument.



/S/ DWIGHT D. WATKINS
----------------------------
Notary Public




-------------------------
   DWIGHT D. WATKINS
Commission Number 183005
  My Commission Expires
        1-26-02
-------------------------





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